UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
_______________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 19, 2019
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Endo International plc
(Exact Name of Registrant as Specified in Its Charter)
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Ireland	001-36326	68-0683755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Floor, Minerva House, Simmonscourt Road
Ballsbridge, Dublin 4,	Ireland	Not Applicable
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code 011-353-1-268-2000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value $0.0001 per share	ENDP	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐    Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Chief Financial Officer Employment Agreement
Endo Health Solutions Inc. (“EHSI”), an indirect, wholly-owned subsidiary of Endo International plc (the “Company”) entered into a new executive employment agreement with Mr. Blaise Coleman, the Company's Executive Vice President and Chief Financial Officer, dated as of December 19, 2019 (the “Employment Agreement”) following the expiration of Mr. Coleman’s prior employment agreement with EHSI on December 19, 2019, in accordance with its terms. The Employment Agreement has a term of three years ending on December 19, 2022, unless earlier terminated. Under the Employment Agreement, Mr. Coleman is entitled to an annual base salary of $615,000 and he is eligible to receive a target annual cash bonus of 65% of his base salary.
During the term of the Employment Agreement, Mr. Coleman is also eligible to receive long-term incentive compensation, which may be subject to the achievement of certain performance targets set by the Compensation Committee of Endo’s Board of Directors (the “Compensation Committee”). Beginning with grants made in 2020, Mr. Coleman is eligible to receive long-term incentive compensation awards with a targeted grant date fair market value (as determined in the sole discretion of the Compensation Committee) equal to 330% of his base salary. Notwithstanding the foregoing, to the extent the shares available under the Company’s shareholder approved incentive plans are insufficient to make such grant (after taking into account the totality of grants to be made by the Company in a given year), in the Compensation Committee’s sole discretion, all or a portion of the long-term incentive compensation may be issued in the form of a cash-based award on terms determined by the Compensation Committee. Mr. Coleman is also entitled to receive benefits on the same basis as other senior executives.
The Employment Agreement also provides that in the event of a termination of Mr. Coleman’s employment by the Company without Cause or by Mr. Coleman for Good Reason (as these terms are defined in the Employment Agreement), Mr. Coleman will be entitled to the following benefits, subject to his execution of a release of claims: a prorated bonus for year of termination (based on actual performance results), severance in an amount equal to two times the sum of his base salary and target bonus, and continuation of medical and life insurance benefits for twenty-four (24) months following termination. Mr. Coleman may elect to reduce his severance payments to the extent these payments would constitute “excess parachute payments” under Sections 280G and 4999 of the Internal Revenue Code. Payments upon termination due to death or disability include a prorated bonus for the year of termination (based on actual performance results), continuation of medical and life insurance benefits for Mr. Coleman and/or his dependents for twenty-four (24) months following such termination and, in the event of disability, twenty-four (24) months of salary continuation offset by disability benefits. If, within ninety (90) days following the expiration of the Employment Agreement, Mr. Coleman’s employment is terminated by the Company under circumstances that would not have constituted Cause or by Mr. Coleman under circumstances that would have constituted Good Reason, he will receive a prorated bonus for the year of termination (based on actual performance results), and the termination will be treated as a termination without Cause or for Good Reason for purposes of any performance-based long-term incentive awards held by Mr. Coleman as of the date of such termination of employment.
The Employment Agreement also contains an eighteen month non-solicitation covenant, a twelve month non-competition covenant, a non-disparagement covenant and a covenant providing for cooperation by Mr. Coleman in connection with any investigations and/or litigation.
The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description
10.1	Executive Employment Agreement between Endo Health Solutions Inc. and Blaise Coleman, dated December 19, 2019
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO INTERNATIONAL PLC

By:	/s/ Matthew J. Maletta
Name:	Matthew J. Maletta
Title:	Executive Vice President, Chief Legal Officer
Dated: December 19, 2019